Exhibit 10.36
LAFARGE CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN TRUST
     THIS TRUST AGREEMENT, made by and between LAFARGE CORPORATION, a Maryland corporation (the “Company”), and WACHOVIA BANK OF NORTH CAROLINA, N.A., a national banking association (the “Trustee”);
WITNESSETH THAT:
     WHEREAS, Company has established a nonqualified deferred compensation plan known as the Lafarge Corporation Supplemental Executive Retirement Plan (the “Plan”) for the purpose of providing deferred compensation for a select group of management or highly compensated employees of Company; and
     WHEREAS, Company has incurred and expects to incur additional liabilities under the terms of the Plan for the payment of benefits to or with respect to the employees and former employees of Company who become entitled to benefit payments from Company pursuant to the provisions of the Plan (each a “Plan Participant” and together the “Plan Participants”); and
     WHEREAS, Company desires to establish a trust to be known as the Lafarge Corporation Supplemental Executive Retirement Plan Trust (the “Trust”) and to contribute to the Trust assets that shall be held therein, subject to the claims of Company’s creditors in the event of Company’s insolvency, until paid to Plan Participants or their beneficiaries who are entitled to Plan benefit payments from Company; and
     WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended; and
     WHEREAS, it is the intention of Company to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Plan;
     NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:
Section 1. Establishment Of Trust.
     (a) Company hereby deposits with Trustee in trust one hundred dollars ($100) in cash, which shall become the principal of the Trust to be held, administered and disposed of by Trustee as provided in this Trust Agreement.
     (b) The Trust hereby established is revocable by Company; it shall become irrevocable upon a Change of Control, as defined herein.
     (c) The Trust is intended to be a grantor trust, of which Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.
     (d) The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of Company and shall be used exclusively for the uses and purposes of Plan Participants, their beneficiaries and Company’s general creditors as herein set forth. Plan Participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan and this Trust Agreement shall be mere unsecured contractual rights of Plan Participants and their beneficiaries against Company. Any assets held by the Trust will be subject to the claims of Company’s general creditors under federal and state law in the event Company becomes Insolvent as defined in Section 3(a) herein.
     (e) Company, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property acceptable to the Trustee in trust with Trustee to augment the principal to be held, administered and disposed of by Trustee as provided in this Trust Agreement. Neither Trustee nor any Plan Participant or beneficiary shall have any right to compel such additional deposits; provided, however, that following a Change of Control, as defined herein, Trustee in its discretion shall have the right to take such action as it may deem to be necessary or appropriate to compel Company to make the contribution required by Section 1(f).
     (f) Upon a Change of Control, as defined herein, Company shall, as soon as possible, but in no event longer than twenty (20) days following the Change of Control make an irrevocable contribution to the Trust in an amount that is sufficient to pay each Plan Participant or beneficiary the benefits to which Plan Participants or their beneficiaries would be entitled pursuant to the terms of the Plan as of the date on which the Change of Control occurred.

     Section 2. Payments to Plan Participants and Their Beneficiaries.
     (a) As soon as practicable after the end of each calendar year, Company shall deliver to Trustee a schedule (the “Payment Schedule”) that indicates the amounts payable in respect of each Plan Participant (and his or her beneficiaries), that provides a formula or other instructions acceptable to Trustee for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Plan), and the time of commencement for payment of such amounts. Except as otherwise provided herein, Trustee shall make payments to the Plan Participants and their beneficiaries in accordance with such Payment Schedule. The Trustee shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by Company.
     (b) The entitlement of a Plan Participant or his or her beneficiaries to benefits under the Plan shall be determined by Company or such party as it shall designate under the Plan, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan.
     (c) Company may make payment of benefits directly to Plan Participants or their beneficiaries as they become due under the terms of the Plan. Company shall notify Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to a Plan Participant or his or her beneficiaries. In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits to a Plan Participant or his or her beneficiaries in accordance with the terms of the Plan, Company shall make the balance of each such payment as it falls due. Trustee shall notify Company where principal and earnings are not sufficient.
     Section 3. Trustee Responsibility Regarding Payments to Trust Beneficiary When Company Is Insolvent.
     (a) Trustee shall cease payment of benefits to Plan Participants and their beneficiaries if Company is Insolvent. Company shall be considered “Insolvent” for purposes of this Trust Agreement if (i) Company is unable to pay its debts as they become due, or (ii) Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.
     (b) At all times during the continuance of this Trust, as provided in Section 1(d) hereof, the principal and income of the

Trust shall be subject to claims of general creditors of Company under federal and state law as set forth below.
     (1) If Company becomes Insolvent, the Board of Directors and the Chief Executive Officer of Company shall have the duty to inform Trustee in writing of Company’s insolvency. If a person claiming to be a creditor of Company alleges in writing to Trustee that Company has become Insolvent, Trustee shall determine whether Company is Insolvent and, pending such determination, Trustee shall discontinue payment of benefits to Plan Participants or their beneficiaries.
     (2) Unless Trustee has actual knowledge that Company is Insolvent, or has received notice from Company or a person claiming to be a creditor alleging that Company is Insolvent, Trustee shall have no duty to inquire whether Company is Insolvent. Trustee may in all events rely on such evidence concerning Company’s solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Company’s solvency.
     (3) If at any time Trustee has determined that Company is Insolvent, Trustee shall discontinue payments to Plan Participants or their beneficiaries and shall hold the assets of the Trust for the benefit of Company’s general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Plan Participants or their beneficiaries to pursue their rights as general creditors of Company with respect to benefits due under the Plan or otherwise.
     (4) Trustee shall resume the payment of benefits to Plan Participants or their beneficiaries in accordance with Section 2 of this Trust Agreement only after Trustee has determined that Company is not Insolvent (or is no longer Insolvent).
     (c) Provided that there are sufficient assets, if Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Plan Participants or their beneficiaries under the terms of the Plan for the period of such discontinuance, less the aggregate amount of any payments made to Plan Participants or their beneficiaries by company in lieu of the payments provided for hereunder during any such period of discontinuance.

     Section 4. Payments to Company.
     Except as provided in Section 3 hereof, after the Trust has become irrevocable, Company shall have no right or power to direct Trustee to return to Company or to divert to others any of the Trust assets before all payment of benefits have been made to Plan Participants and their beneficiaries pursuant to the terms of the Plan.
     Section 5. Investment Authority.
     (a) Except as otherwise provided in this Trust Agreement, Trustee shall have all of the rights, powers, duties and obligations with respect to the investment of the assets of the Trust granted to a trustee under the laws of the State of North Carolina. In no event may Trustee invest in securities (including stock or rights to acquire stock) or obligations issued by Company, other than a de minimis amount held in common investment vehicles in which Trustee invests. All rights associated with assets of the Trust shall be exercised by Trustee or the person designated by Trustee, and shall in no event be exercisable by or rest with Plan Participants. Prior to a Change of Control, as defined herein, Trustee shall invest and reinvest the assets of the Trust in accordance with such funding policy or investment guidelines as may be provided by Company to Trustee from time to time. Following a Change of Control, as defined herein, Trustee shall invest and reinvest the assets of the Trust in accordance with such funding policy or investment guidelines as shall be determined from time to time by Trustee in its discretion.
     Section 6. Disposition of Income.
     During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.
     Section 7. Accountinq by Trustee.
     Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between Company and Trustee. Within sixty (60) days following the close of each calendar year and within sixty (60) days after the removal or resignation of Trustee, Trustee shall deliver to Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.

     Section 8. Responsibility of Trustee.
     (a) Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by Company which is contemplated by, and in conformity with, the terms of this Trust and is given in writing by Company. In the event of a dispute between Company and a party, Trustee may apply to a court of competent jurisdiction to resolve the dispute.
     (b) If Trustee undertakes or defends any litigation arising in connection with this Trust, Company agrees to indemnify Trustee against Trustee’s costs, expenses and liabilities (including, without limitation, attorneys’ fees and expenses) relating thereto and to be primarily liable for such payments. If Company does not pay such costs, expenses and liabilities in a reasonably timely manner, Trustee may obtain payment from the Trust.
     (c) Trustee may consult with legal counsel (who may also be counsel for Company generally) with respect to any of its duties or obligations hereunder.
     (d) Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.
     (e) Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law, unless expressly provided otherwise herein, provided, however, that if an insurance policy is held as an asset of the Trust, Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy.
     (f) Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.
     Section 9. Compensation and Expenses of Trustee.
     For its services as trustee hereunder, Trustee shall be entitled to reasonable fees commensurate with its duties and responsibilities, taking into account the value and nature of the Trust and the time and work involved. Trustee shall be entitled to reimbursement for all reasonable expenses incurred by Trustee in connection with the administration of the Trust. Company may pay such fees and expenses, but if not so paid, such fees and expenses shall be paid from the assets of the Trust.
     Section 10. Resignation and Removal of Trustee.
     (a) Trustee may resign at any time by written notice to Company, which shall be effective sixty (60) days after receipt of such notice unless Company and Trustee agree otherwise.
     (b) Trustee may be removed by Company on sixty (60) days notice or upon shorter notice accepted by Trustee.
     (c) Notwithstanding any other provision of this Trust Agreement, Trustee may not be removed by Company during the two (2) year period immediately following a Change of Control, as defined herein, without the written consent of two-thirds (2/3) of the Plan Participants.
     (d) If Trustee resigns within two (2) years after a Change of Control, as defined herein, Company shall apply to a court of competent jurisdiction for the appointment of a successor Trustee or for instructions.
     (e) Upon resignation or removal of Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within seventy-five (75) days after receipt of notice of resignation, removal or transfer, unless Company extends the time limit.
     (f) If Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 11 hereof, by the effective date of resignation or removal under paragraph (a) or (b) of this section. If no such appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

     Section 11. Appointment of Successor.
     If Trustee resigns or is removed in accordance with Section 10(a) or (b) hereof, Company may appoint a corporation, banking association or trust company authorized and empowered to exercise trust powers as a successor to replace Trustee upon its resignation or removal; provided, however, that any successor so appointed shall have a total equity capital of at least one billion dollars ($1,000,000,000). The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by Company or the successor Trustee to evidence the transfer.
     Section 12. Amendment or Termination.
     (a) This Trust Agreement may be amended by a written instrument executed by Trustee and Company. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plan or shall make the Trust revocable after it has become irrevocable in accordance with Section 1(b) hereof.
     (b) The Trust shall not terminate until the date on which Plan Participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan unless sooner revoked in accordance with Section 1(b) hereof. Upon termination of the Trust any assets remaining in the Trust shall be returned to Company.
     (c) Upon written approval of all Plan Participants and beneficiaries of deceased Plan Participants, Company may terminate this Trust prior to the time all benefit payments under the Plan have been made to Plan Participants and their beneficiaries. All assets in the Trust at termination shall be returned to Company.
     (d) Sections 1(f), 10(c), 10(d), 11 and 12(a) through (d) of this Trust Agreement may not be amended by Company for two (2) years following a Change of Control, as defined herein.
     Section 13. Miscellaneous.
     (a) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.
     (b) Benefits payable to Plan Participants and their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged,

encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.
     (c) This Trust Agreement shall be governed by and construed in accordance with the internal laws (and not the principles relating to conflicts of laws) of the State of North Carolina.
     Section 14. Definitions.
     Unless the context clearly indicates otherwise, for purposes of this Trust:
     (a) “Board” means the Board of Directors of Company.
     (b) “Change of Control” means either (i) a Change of Control of Company or (ii) a Change of Control of Lafarge.
     (c) “Change of Control of Company” means any one of the following:
     (1) Continuing Directors no longer constitute at least two-thirds of the Directors constituting the Board;
     (2) Except for Lafarge and its subsidiaries, any person or group of persons (as defined in Rule 13d-5 under the Securities Exchange Act of 1934), together with its or their respective affiliates (as defined in Rule 405 under the Securities Act of 1933), becomes the beneficial owner, directly or indirectly, of 20% or more of Company’s then outstanding common stock or 20% or more of the voting power of Company’s then outstanding securities entitled generally to vote for the election of directors in a transaction opposed by at least a majority of the Continuing Directors in office immediately prior to consummation of such acquisition;
     (3) The occurrence or the approval by Company’s stockholders of the merger or consolidation with any other corporation, the sale of all or substantially all of the assets of Company or the liquidation or dissolution of Company unless, in the case of a merger or consolidation, the Continuing Directors in office immediately prior to such merger or consolidation will constitute at least two-thirds of the directors constituting the board of directors of the surviving corporation of such merger or consolidation and any parent (as defined in Rule 12b-2 under the Securities Exchange Act of 1934) of such corporation;
     (4) At least a majority of the Continuing Directors in office immediately prior to the occurrence of any of the events described in paragraphs (1), (2) or (3) of this

Section 14(c), determines that any such event, if it occurs, would constitute, a Change of Control of Company; or
     (5) At least a majority of the Continuing Directors in office immediately prior to any other action taken or proposed to be taken by Company’s stockholders or by the Board, determines that such action constitutes, or that such proposed action, if taken, would constitute a Change of Control of Company.
     (d) “Change of Control of Lafarge” means either of the following:
     (1) At least a majority of the Continuing Directors in office immediately prior to the occurrence of any event involving Lafarge of the nature described in paragraphs (1), (2) or (3) of Section 14 (c) hereof, determines that such event, if it occurs, would constitute a Change of Control of Lafarge.
     (2) At least a majority of the Continuing Directors in office immediately prior to any other action taken or proposed to be taken by Lafarge’s stockholders or by its board of directors, determines that such action constitutes, or that such proposed action, if taken, would constitute a Change of Control of Lafarge.
     (e) “Continuing Directors” means those persons who are either (i) Directors on the date hereof, (ii) Directors designated as Continuing Directors by a majority of the Continuing Directors, (iii) Directors elected by a majority of the Continuing Directors at a meeting of the Board, (iv) Directors nominated by a majority of the Continuing Directors who are thereafter elected by the stockholders of Company at a meeting thereof, or (v) Directors elected by consent of the stockholders of Company if thereafter a majority of the Continuing Directors designate such Director as a Continuing Director; provided, however, that a Continuing Director associated or affiliated with, or acting as an agent or nominee of, any person or group of persons (as defined in Rule 13d-5 under the Securities Exchange Act of 1934), or their respective affiliates (as defined in Rule 405 under the Securities Act of 1933), initiating or attempting to initiate a transaction designed to result in a Change of Control of Company or a Change of Control of Lafarge shall not be deemed a Continuing Director.
     (f) “Directors” means the members of the Board.
     (g) “Lafarge” means Lafarge, S.A., a French corporation.

     Section 15. Effective Date.
     The effective date of this Trust Agreement shall be the date as of which it has been executed by both parties hereto.
     IN WITNESS WHEREOF, this Trust Agreement has been executed by the parties hereto on the dates reflected below.

COMPANY: LAFARGE CORPORATION
Date: December 16, 1996	By:	/s/ Larry J. Waisanen
Title: Senior Vice President and
Chief Financial Officer

TRUSTEE: WACHOVIA BANK OF NORTH CAROLINA, NA.
Date: December 30, 1996	By:	Beverly H. Ward
Title: Senior Vice President